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                                                                    EXHIBIT 10.4

                          CORPORATE INTEGRITY AGREEMENT
                                   BETWEEN THE
                           OFFICE OF INSPECTOR GENERAL
                                     OF THE
                     DEPARTMENT OF HEALTH AND HUMAN SERVICES
                                       AND
                              MEDAPHIS CORPORATION

I.       PREAMBLE

         Medaphis Corporation ("Medaphis") hereby agrees to enter into this Corporate Integrity Agreement ("CIA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") and implement any reasonable and necessary policies, procedures, and practices to ensure compliance with the terms of this agreement and the requirements of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. ss. 1320a-7b(f)). On or about this date, Medaphis is entering into a settlement agreement with the United States and this CIA is incorporated into that Settlement Agreement by reference.

         Prior to the execution of this CIA, Medaphis commenced its own compliance program which provides for a chief compliance officer, a compliance committee, a training and education program, an internal monitoring and auditing program, a confidential hotline, a screening methodology for prospective employees, and for policies and procedures which, as represented by Medaphis, are aimed at ensuring that its role in


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submitting claims is conducted in conformity with the statutes, regulations and other directives applicable to the Federal and state health care programs.

         Medaphis owns several subsidiaries, including Medaphis Physician Services Corporation ("MPSC") and Gottlieb's Financial Services, Inc. As used herein, any specific reference to MPSC includes Gottlieb's Financial Services, Inc.

II.      TERM OF THE AGREEMENT

         Medaphis agrees to undertake the compliance and corporate integrity obligations set forth below for a period of five (5) years and one hundred and fifty (150) days from the date of execution of this CIA. At the end of four (4) years and one hundred and fifty (150) days from the date of the execution of this CIA, however, Medaphis shall have the right to petition the HHS-OIG for early termination of this CIA. The date of execution will be the date of the final signature on the Settlement Agreement with the United States Attorney's Office in the Central District of California. The petition for early termination (the "Petition") shall be submitted in writing to the address designated in section VII of this CIA and shall state the reasons why early termination should be granted. HHS-OIG shall review the Petition and shall transmit in writing its decision concerning early termination to Medaphis. In determining whether the Petition should be granted, HHS-OIG may consider: (1) Medaphis' compliance with the provisions of this CIA; (2) the state of Medaphis' compliance programs and its effectiveness; and (3) the opinions of any fiscal intermediaries, carriers, or officers thereof or other fiscal agents of Federal health


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care programs regarding Medaphis' compliance with statutes, regulations, and other directives applicable to the Federal and state health care programs.

III.     CORPORATE INTEGRITY OBLIGATIONS

                  A. Compliance Officer. Medaphis shall continue, for at least the term of this CIA, to have in place a Compliance Officer who shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA, and with the requirements of Medicare, Medicaid, and all other Federal health care programs. The Compliance Officer shall be a member of senior management of Medaphis (i.e., not subordinate to the general counsel, Chief Financial Officer ("CFO"), or similar officer of Medaphis) and shall make regular (at least quarterly) reports regarding compliance matters directly to the Medaphis Chief Executive Officer ("CEO") and to the Board of Directors of Medaphis. If the identity of the Compliance Officer changes, Medaphis shall notify the OIG, in writing, within fifteen (15) days of such change.

         In addition, for at least the term of this CIA, MPSC shall continue to have in place a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer, a senior executive from MPSC, and any other appropriate senior officers as would be required to fulfill the duties and responsibilities as set forth in this CIA. The Compliance Committee will support the Compliance Officer in fulfilling his/her responsibilities. The names and positions of the Compliance Committee members


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will be included in the Implementation and First Annual Reports. Any changes to the membership of the Compliance Committee shall be noted in subsequent Annual Reports.

                  B. Policies and Procedures. Within one hundred and twenty
(120) days after the date of execution of this CIA, to the extent not already accomplished, Medaphis shall develop and initiate implementation of written Standards of Conduct, Policies and Procedures regarding the operation of Medaphis' corporate integrity program, and compliance with all applicable Federal and state health care statutes, regulations, and guidelines, including the requirements of Medicare, Medicaid, and other Federal health care programs. The Board of Directors shall annually review the Standards of Conduct. In addition to other requirements as determined by Medaphis, the Policies and Procedures shall specifically require, with respect to claims submitted to Medicare, Medicaid, and all other Federal health care programs, that: (1) for those claims where coding or diagnosis decisions are made by employees or contractors of Medaphis and/or MPSC, the claims are properly supported by required documentation and shall be properly coded and not subject to improper unbundling(1), upcoding(2), assumption coding(3), or other inappropriate
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(1)      The term "unbundling" refers to the inappropriate coding of a single procedure, such as a laboratory profile or single operative session, as a number of separate procedures.

(2) The term "upcoding" refers to the coding of a service at a higher level of complexity than was actually performed or documented to obtain a higher level of reimbursement.

(3) The term "assumption coding" refers to the coding of a diagnosis or procedure without supporting clinical documentation.


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coding; (2) for claims that are submitted based upon coding by the provider(4), that such providers have been informed that claims shall be properly supported by required documentation, properly coded, and not subject to improper unbundling, upcoding, assumption coding, or other inappropriate coding; (3) quality control systems be implemented to prevent the submission of duplicate bills, and that resubmissions are done in accordance with the instructions by the appropriate payor; (4) the computer systems employ technically feasible techniques reasonably designed to detect false or fraudulent claims activity in claims submitted by MPSC or Medaphis; (5) credit balances are regularly and properly monitored to ensure that Medaphis timely notifies providers that appropriate and timely refunds are due payors and patients; (6) modifiers are appropriately used by Medaphis and MPSC coders, if such coding is performed by Medaphis or MPSC, and that providers are advised to use appropriate modifiers when Medaphis' or MPSC's billing is based upon modifiers supplied by the provider; and (7) the necessary procedure and diagnosis reference tools are regularly updated, made available, and used by the appropriate personnel. In addition, the Policies and Procedures shall include disciplinary guidelines and methods for employees to make complaints and notifications about compliance issues to Medaphis' management through the Confidential Disclosure Program required by section III(E). Medaphis shall review and, when
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(4)      For purposes of this CIA, the term "provider" is used to designate those individuals and entities for whom Medaphis or any of its subsidiaries, including MPSC, submit claims.


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applicable, update the Policies and Procedures at least annually, and more frequently as appropriate. The Policies and Procedures shall be available to the OIG upon request.

         To the extent not already accomplished, within one hundred and twenty
(120) days of the execution date of the CIA, Medaphis shall ensure that employees have been provided the Standards of Conduct and all appropriate policies and procedures which are relevant to that particular employee's functions and responsibilities. Each employee shall certify, in writing, that he or she has read, understands, and will abide by Medaphis' Standards of Conduct and the applicable policies and procedures. Compliance staff or supervisors should be available to explain any and all policies and procedures. New employees shall receive the Standards of Conduct and the applicable policies and procedures within one (1) week after the commencement of their employment or contract. These individuals shall also certify, in writing, that they have read, understand and will abide by Medaphis' Standards of Conduct and the applicable policies and procedures. Medaphis shall distribute any changes as necessary to the appropriate individuals. Employees must certify on an annual basis that they have read, understand, and will abide by the Standards of Conduct and the applicable policies and procedures.

                  C. Training and Education. Medaphis shall continue to maintain a training and educational program. Such program shall: (1) ensure that by December 31, 1998, all employees who supervise any function affecting coding decisions will have the designation of either Certified Professional Coder ("CPC") (or an independent certified


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coder designation similar to a CPC) or a Medaphis Certified Coder ("MCC")(5);
and (2) ensure that within one hundred and eighty (180) days, employees who perform any function affecting coding decisions will have the designation of either CPC (or similar designation) or MCC.

         Medaphis shall also provide at least two (2) hours of training annually to each employee of Medaphis and its subsidiaries. This general training shall:
(1) cover Medaphis' Corporate Integrity Agreement; (2) cover Medaphis' Policies and Procedures as appropriate for the type of employee; (3) reinforce the need for strict compliance with the applicable statutes, regulations, program guidelines, and Medaphis' Policies and Procedures; and (4) advise employees how potential violations of these regulations or of the provider's policies and procedures should be handled and that any failure to comply may result in disciplinary action, up to termination of employment. New employees shall receive the general training described above within thirty (30) days of the beginning of their employment. Any employee who has received training on these issues within one hundred and twenty days (120) days prior to the effective date of this CIA, need only be advised of the terms and conditions of this CIA as it applies to their responsibilities, to comply with the training requirements of this paragraph for the current year.

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(5)      MCC is a certification received after a minimum of eighty (80) hours of training and five examinations relating to the CPT and ICD codes, human anatomy, medical terminology, and billing compliance.


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         In addition to the general training described above, each MPSC employee and any other employee who is involved in the preparation or submission of claims for reimbursement for such care for Medicare, Medicaid, or any other Federal health care programs, shall receive at least four (4) hours of training, annually, in: (1) the submission of accurate bills to Medicare, Medicaid, or other Federal health care programs; (2) the personal obligation of each individual involved in the billing process to ensure that such billings, and the information contained therein, are accurate; (3) applicable reimbursement rules and statutes; (4) the legal sanctions for improper billings; and (5) examples of proper and improper billing practices. At least seventy-five percent (75%) of all employees covered under this paragraph shall receive the specified training as set forth in this paragraph within one hundred and twenty (120) days of the execution date of this CIA. The remaining twenty-five percent (25%) of the employees shall receive the specified training within one hundred and eighty
(180) days of the execution date of this CIA. Any employee having received such training within the previous one hundred and twenty (120) days of the effective date of this CIA need not undergo additional training until next year.

         Individuals specifically responsible for coding or supervising such function shall also engage in an additional four (4) hours annual training designed to update their MCC or CPC status and provide information on any coding changes relating to that individual's particular specialty (e.g., Radiology, Pathology, Emergency Services, or Anesthesiology).


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Any employee having received such training within the previous one hundred and twenty (120) days of the effective date of this CIA need not undergo additional training until next year.

         New employees who have any responsibility for billing or the assignment of procedure or diagnosis codes shall have their work reviewed and supervised by a Medaphis employee who has completed the training as specified in this section until all appropriate training has been completed.

         Medaphis will maintain a record of the date of training of each employee.

                  D. Audits and Disclosures. Medaphis shall continue, for the duration of this CIA, to do annual internal audits and reviews of each of its thirty (30) largest billing offices of MPSC and internal audits and reviews of the remaining billing offices of MPSC once every three (3) years. These internal audits and reviews shall be conducted in accordance with the current scope and methodology adopted by Medaphis, except to the extent that additional procedures are required herein.

         Medaphis also agrees that with respect to each office reviewed or audited, it shall provide an analysis of that office's billing and coding operation (including how the billing system operates, strengths and weaknesses of the system, and whether the findings apply to other offices). In addition, Medaphis agrees to do an audit, based upon a statistically valid random sample of claims, to determine if the claims for services billed to Medicare, Medicaid, and other Federal health care programs are accurate. Such audit shall also



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indicate the dollar variation at each of the offices and in auditing the Halley claims (the net effect may also be reported). Such audit shall be performed at the following offices, according to the following schedule:

         Year 1:

         - The MPSC billing offices located in Calabasas, California, Grand Rapids, Michigan, and Jacksonville, Florida (or if they have moved, the offices at the new location).

         - Three (3) MPSC offices, not included in the previous sentence, picked at random from a list of billing offices whose primary clients require billing for Emergency Services (such review of these three (3) offices will relate to the billing of Emergency Room Services).

         - A randomly chosen sample of one hundred (100) claims relating to Emergency Room Services from the Halley claims clearing house. Should such sample reveal a claim(s) that would result in an overpayment, the audit will then include appropriate follow-up to determine the nature and scope of the problem.

         YEAR 2:

         - The MPSC billing offices that represent the three (3) largest billing offices (as determined by amount of gross revenue), excluding from the list of offices that are chosen from any office audited in Year 1.



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         -        Three (3) MPSC offices, not included in the audits of Year 1 or in the previous sentence, picked at random from a list of billing offices whose primary clients require billing for Radiology (such review of these three (3) offices will relate to the billing of Radiology).

         - A randomly chosen sample of one hundred (100) claims relating to Radiology Services from the Halley claims clearing house. Should such sample reveal a claim(s) that would result in an overpayment, the audit will then include appropriate follow-up to determine the nature and scope of the problem.

         Year 3:

         - The MPSC billing offices that represent the next three (3) largest billing offices (as determined by amount of gross revenue), excluding from the list that offices are chosen from any office audited in Year 1 or Year 2.

         - In addition, three (3) MPSC offices, not included in the audits of Year 1 or Year 2 or in the previous sentence, picked at random from a list of billing offices whose primary clients require billing for Pathology (such review of these three (3) offices will relate to the billing of Pathology).

         -        Also, there will be a randomly chosen sample of one hundred
                  (100) claims relating to Pathology from the Halley claims clearing house. Should such sample reveal a claim(s) that would result in an overpayment, the audit will



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                  then include appropriate follow-up to determine the nature and scope of the problem.

         YEAR 4:

         - The MPSC billing offices that represent the next three (3) largest billing offices (as determined by amount of gross revenue) within MPSC, excluding from the list that offices are chosen from any office audited in Year 1, Year 2, or Year 3.

         - Three (3) offices, not included in the audits of Year 1, Year 2, or Year 3 or in the previous sentence, picked at random from a list of billing offices whose primary clients require billing for Anesthesiology (such review of these three (3) offices will relate to the billing of Anesthesiology Services).

         - A randomly chosen sample of one hundred (100) claims relating to Anesthesiology Services from the Halley claims clearing house. Should such sample reveal a claim(s) that would result in an overpayment, the audit will then include appropriate follow-up to determine the nature and scope of the problem.

         YEAR 5:

         - The MPSC billing offices that were (or are still) located in Calabasas, California, Grand Rapids, Michigan, and Jacksonville, Florida. If such offices have moved, the audit will occur at the new location(s).



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         -        Three (3) MPSC offices, picked at random from a list of
                  billing offices that were not included in any of the lists required in Year 1 - Year 4.

         - A randomly chosen sample of one hundred (100) claims relating to any codes, not included in the subspecialties chosen in the previous four (4) years, from the Halley claims clearing house. Should such sample reveal a claim(s) that would result in an overpayment, the audit will then include appropriate follow-up to determine the nature and scope of the problem.

         In addition, within one hundred and twenty (120) days of the date of execution of this CIA, Medaphis shall retain an independent review organization, such as an accounting firm or consulting firm, to perform agreed upon procedures to assist the parties in assessing the adequacy of Medaphis' billing and compliance practices. This will be an annual requirement and will cover a twelve
(12) month period. The independent review organization must have expertise in the billing, coding, reporting and other requirements of Medicare, Medicaid, and other Federal health care programs to which Medaphis submits claims.

         The independent review organization will conduct two separate engagements. One will be an analysis, based upon agreed upon procedures, of MPSC's billing to the Medicare, Medicaid and all other Federal health care programs to assist the parties in determining compliance with all applicable statutes, regulations, and policies ("billing engagement"). The second engagement will determine whether Medaphis is in compliance with this CIA ("compliance engagement"), based upon agreed upon


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procedures. The agreed upon procedures are attached hereto as "Appendix A" and are incorporated into this CIA by reference.

         The billing engagement shall provide:

         1. an analysis of the sufficiency of MPSC's internal review of its billing and coding operation (including how the billing system operates and the strengths and weaknesses of the system);

         2. an analysis of whether the internal audits were performed as described above, an analysis of the sufficiency of the methodology utilized, and a test of fifteen percent (15%) of those claims audited, randomly selected, to independently determine whether those claims are in accordance with the requirements of the Medicare, Medicaid, and other Federal health care programs.

         3. an analysis as to whether MPSC's and/or Medaphis' procedures are effective to correct inaccurate billings or codings to Medicare, Medicaid, and other Federal health care programs;

         4. an analysis of whether programs, policies, operations, and procedures comply with the statutes, regulations and other requirements of Medicare, Medicaid and other Federal health care programs to which Medaphis submits claims;

         5. an analysis of whether Medaphis has instituted adequate quality controls to prevent upcoding, duplicate billing, or assumption coding; and


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         6. an analysis of the steps Medaphis is taking to bring its operation into compliance or to correct problems identified by the internal audit(s) or reviews or by the independent review organization, as appropriate;

         The second engagement conducted by the Independent Review Organization will be an analysis, based upon agreed upon procedures, of whether Medaphis' program, policies, procedures, and operations comply with the terms of this Agreement. In addition, Medaphis will ensure that a due diligence process will be performed by the compliance office or independent due diligence firm on any new acquisitions during the year. The due diligence process will include, but not be limited to, a review of the policies and procedures, an analysis of a random sample of claims to ensure they are being submitted with the proper codes and diagnosis, interviews of current employees, and the use of a fraud and abuse management tool to assess any aberrant billing patterns. In addition, the computer systems of the new acquisition shall be reviewed to ensure there are no systemic biases that would result in duplicate billing or overbilling to the Medicare, Medicaid, or other Federal health care programs and Medaphis will ensure that the personnel are qualified and properly trained in coding policies and procedures.

         A complete copy of the internal reviews and audits and the Independent Review Organization's billing and compliance engagements shall be included in Medaphis' Annual Report to the OIG.(6) The billing audit and engagement section shall include the

(6) Medaphis however, is not required to include records from a due diligence process for a potential acquisition which was not consummated.


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methodology used to make each determination, the audit and engagement results, and the identification of overpayments. The listing of overpayments should include the amount of the overpayment and name of the contractor who should receive the refund.

         If, as a result of these audits or through any other means, there are any billing, coding, or other policies, procedures and/or practices that result in an overpayment and/or material deficiency, and Medaphis or MPSC had responsibility in whole or in part for making the decision of how an item or service should be billed, which decision resulted in an overpayment, then Medaphis shall notify the payor (e.g., Medicare fiscal intermediary or carrier) and the provider within thirty (30) days of discovering the deficiency or overpayment and take remedial steps within sixty (60) days of discovering the deficiency or overpayment (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the deficiency from recurring. The notice to the payor should include: (1) a statement that the notification is being made pursuant to a Corporate Integrity Agreement; (2) a description of the complete circumstances surrounding the overpayment; (3) the methodology by which the overpayment was determined; (4) the amount of the overpayment; (5) any claim-specific information used to determine the overpayment (e.g., beneficiary health insurance number, claim number, service date, and payment date); and (6) the provider's name and identification number. If the payor is not able to collect or recoup such an overpayment from the provider in accordance with the payor's procedures, then Medaphis agrees to refund the overpayment



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to the appropriate payor. Nothing in this paragraph affects Medaphis' rights to collect such refund amounts from the appropriate provider.

    If Medaphis has identified such a material deficiency, contemporaneous with Medaphis' notification to the payor as provided above, Medaphis shall notify OIG of: (1) the material deficiency (including Medaphis' findings and any overpayment amounts); (2) Medaphis' findings concerning the material deficiency; (3) Medaphis' action(s) to correct and prevent such material deficiency from recurring; (4) the payor's name, address, and contact person where the overpayment was sent; and (5) a copy of the letter to the provider providing notification of the overpayment.

    For purposes of this CIA, a "material deficiency" shall mean anything that has a significant, adverse financial impact upon the Medicare and/or Medicaid programs, which may be the result of an isolated event or a series of occurrences, and which lacks conformity with Medicare and/or Medicaid billing and/or reimbursement principles or other applicable statutes, and the regulations and written directives issued by the Health Care Financing Administration ("HCFA") and/or its agents, or any other agency charged with administering the Federal health care program implicated and/or its agents. While this reporting requirement focuses on occurrences having a "significant, adverse financial impact," this provision does not excuse the Medaphis' obligation under any applicable statutory or regulatory requirements to bring to a payor's attention any other billing deficiencies, regardless of amount, and to make appropriate refunds and take any steps necessary to prevent the occurrence in the future.



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         For purposes of this CIA, an "overpayment" shall mean the amount of money received in excess of the amount due and payable under the Medicare, Medicaid, or other Federal health care program statutes and regulations.

         E. Confidential Disclosure Program. Medaphis will continue its Confidential Disclosure Program, which consists of a toll-free compliance "hotline" (1-888-COMPLYH), enabling employees, agents and contractors, if applicable, to disclose, to the Compliance Officer or another appropriate person who is not in the reporting individual's chain of command, any identified issues or questions associated with the policies, practices, or procedures with respect to Medicare, Medicaid, or any other Federal health care program, alleged by the individual to be inappropriate.

         The Confidential Disclosure Program shall emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous, confidential communication. Upon receipt of a complaint, the compliance officer or other responsible person shall gather the information in such a way as to elicit all relevant information from individuals reporting alleged misconduct. The Compliance Officer or designee shall make a preliminary good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific that it reasonably permits a determination of the appropriateness of the alleged improper practice, and provides opportunity for the taking of corrective action, the Compliance



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Officer shall require the internal review of the allegations set forth in such disclosure and ensure that proper follow-up is conducted.

         The Compliance Officer shall maintain a confidential disclosure log, which shall include a record of each allegation received, status of the investigation of the allegation, and any corrective action taken in response to the investigation.

         F. Excluded Individuals. Medaphis shall not employ, contract with, or otherwise use the services of any individual whom Medaphis knows or should have known, after reasonable inquiry, (1) has been convicted of a criminal offense related to health care (unless the individual has been reinstated to participation in Medicare and all other Federal health care programs after being excluded because of the conviction), or (2) is currently listed by a Federal agency as excluded, debarred, or otherwise ineligible for participation in any Federal health care program. In furtherance of this requirement, Medaphis agrees to make reasonable inquiry as to any prospective employee, agent, or individual considered for engagement by Medaphis as an independent contractor by reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available over the Internet at http://www.arnet.gov/epls) and the HHS/OIG Cumulative Sanction Report (available over the Internet at http://www.dhhs.gov/progorg/oig). Within one hundred and twenty (120) days of the date of execution of this CIA, if it has not already been accomplished, Medaphis will have made reasonable inquiry whether any current employee is excluded, debarred or



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otherwise ineligible for participation in any Federal health care program and taken appropriate action.

         G. Notification of Proceedings. Within thirty (30) days of discovery, Medaphis shall notify OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that Medaphis has committed a crime or has engaged in fraudulent activities or any other knowing misconduct. The notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Medaphis shall also provide written notice to OIG within thirty (30) days of the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the proceedings.

IV.      NEW ACQUISITIONS

         Within thirty (30) days of acquiring a new company (by Medaphis or any of its subsidiaries) or establishing a new billing office of MPSC, Medaphis will notify the OIG, in writing, of the addition of any new operations, its address, and functions. All requirements with respect to new employees (e.g., completing certifications and undergoing training) must be met as set forth in this CIA.

V.       OIG INSPECTION, AUDIT AND REVIEW RIGHTS

         In addition to any other rights OIG may have by statute, regulation, contract or pursuant to this CIA, OIG or its duly authorized representative(s) or agents may examine



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Medaphis' books, records, and other documents and supporting materials for the purpose of verifying and evaluating: (i) Medaphis' compliance with the terms of this CIA; and (ii) Medaphis' compliance with the requirements of the Medicare, Medicaid, and other Federal health care programs. As part of these records, the OIG requires that Medaphis maintain and make available upon request a listing for each Medaphis location of all billing numbers (e.g. PIN, IPIN) for which that particular Medaphis location has billed the Medicare, Medicaid, or other Federal health care programs. The documentation described above shall be made available by Medaphis at all reasonable times for inspection, audit, or reproductions. (7) Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Medaphis' employees who consent to be interviewed at the employee's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the employee and OIG. Medaphis agrees to assist OIG in contacting and arranging interviews with such employees upon OIG's request. Medaphis employees may elect to be interviewed with or without a representative of Medaphis or counsel present.


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        (7)   By so agreeing to this section, Medaphis does not waive any applicable attorney-client or work product privileges, however, any such claim of privilege may not be used to avoid compliance with this CIA.



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VI.      IMPLEMENTATION AND ANNUAL REPORTS

         A.     IMPLEMENTATION REPORT

         Within one hundred and fifty (150) days after the date of execution of this CIA, Medaphis shall submit a written report to the OIG summarizing the status of implementation of the requirements of this CIA. This implementation report shall include:

        (1) the name, address, phone number and position description of the Compliance Officer and compliance committee required in III(A);

        (2) a certification by the Compliance Officer that the written Policies and Procedures required by III(B) have been developed, are being implemented, and that each affected employee, as specified in this agreement, has signed the certification attesting he or she has received, read, understood and will abide by the applicable policies and procedures;

        (3) a description of the training programs implemented pursuant to III(C), a summary of the activities undertaken in furtherance of the training programs, including schedules and format of the training sessions, and a certification by the Compliance Officer that the training required within the first one hundred and twenty (120) days has been completed;

        (4) a description of the confidential disclosure program pursuant to III(E) and a description of the other lines of communication between the compliance officer and employees;

        (5) the identity of the independent review organization and the proposed start and completion date of the first engagements; and

        (6)     a summary of personnel actions taken pursuant to section III(F).

         B.     ANNUAL REPORT

         Thereafter, Medaphis shall submit to the OIG an Annual Report, with respect to the status and findings of Medaphis compliance activities. The Annual Reports shall include:

         (1) any change in the identity or position description of the Compliance Officer described in III(A);

         (2) notification of any changes or amendments to the Policies and Procedures required by III(B) and the reasons for the changes (e.g., change in contractor policy). The Compliance Officer shall certify in the annual report to the OIG that copies of the certifications required by III(B) are on file and will be maintained for OIG inspection;

         (3) compliance officer certification that all affected employees have attended and completed training sessions as well as a summary of when the training was performed and the proposed schedule for the next year pursuant to III(C). The training materials will be available to the OIG upon request;

         (4) a complete copy of the Independent Review Organization's billing and compliance engagements and any corrective action Medaphis plans to initiate in response; a complete copy of all internal reviews and audits covered by this CIA and done for the previous year; and a copy of the due diligence process performed for new acquisitions;

         (5) a summary of problems identified in either a) the internal audits or reviews; or b) the independent review organization billing, compliance engagements or due diligence reviews; status of corrective actions taken to address those problems; and, for each identified overpayment, the following information: amount of individual overpayments identified, the provider identification, the corresponding payor's name to which the notification, and if required, any payment was sent;

         (6) a report of the aggregate overpayments that have been returned to the Medicare, Medicaid, and other Federal health care programs that were discovered as a direct or indirect result of the corporate integrity provisions in this CIA; Overpayment amounts should be broken down into the following categories: Medicare, Medicaid (report each applicable state separately) and other Federal health care programs. For any overpayments not identified through the audits, reviews, or engagements pursuant to III(D), include a description of how each overpayment was calculated and the reason for the overpayment;

         (7) a description of the disclosures received, status of actions taken and the results pursuant to III(E) and a copy of the confidential disclosure log required by that section;

         (8) a description of any personnel action (other than hiring) taken by Medaphis as a result of the obligations in section III(F);

         (9) a description of any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that Medaphis has committed a crime or has engaged in fraudulent activities as required by III(G). The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation, legal proceeding or requests;

         (10) a listing of all Medaphis locations (street, city, state, zip, phone, and fax), and the corresponding name each location is doing business as;

         (11) a list of all providers who have ceased using the services of Medaphis or MPSC during the previous year and provide the average number of claims submitted per month on behalf of that provider; and

         (12) a certification by the Compliance Officer verifying that: a) Medaphis is in compliance with all of the requirements of this CIA, to the best of his or her knowledge; and b) the Compliance Officer has reviewed the Annual Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry the information is accurate and truthful.

         The first Annual Report shall be received by the OIG no later than one year and one hundred and fifty (150) days after the execution of the CIA. Subsequent Annual Reports shall be submitted no later than one year after the first report is due.

VII.     NOTIFICATIONS AND SUBMISSION OF REPORTS

         Unless otherwise stated subsequent to the execution of this CIA, all notifications and reports required under the terms of this CIA shall be submitted to the entities listed below:

OIG:

                           Civil Recoveries Branch - Compliance Unit
                           Office of Counsel to the Inspector General
                           Office of Inspector General
                           U.S. Department of Health and Human Services
                           330 Independence Avenue, SW
                           Cohen Building, Room 5527
                           Washington, D.C. 20201
                           Phone 202.619.2078
                           Fax 202.205.0604

Medaphis:

                           Christopher L. Ideker
                           Chief Compliance Officer
                           Medaphis Physician Services Corporation
                           Billing Compliance Department
                           2700 Cumberland Parkway - Suite 300
                           Atlanta, GA 30339
                           Phone 770.444.5504
                           Fax   770.444.7504

VIII.    DOCUMENT AND RECORD RETENTION

         Medaphis shall maintain for inspection documents and records belonging to Medaphis and relating to reimbursement from the Federal health care programs or with compliance with this CIA one year longer than the duration of this CIA or until otherwise required to retain such records, whichever is later. Medaphis shall also maintain records of its current clients for the same duration as stated in the previous sentence, to the extent allowed by law. Medaphis shall not return records to discontinued clients unless such request is initiated by the client and is in writing.

IX.      CONFIDENTIALITY

         The confidentiality of all documents and other information provided by MPSC or Medaphis in connection with its obligations under this CIA shall be maintained by the OIG except to the extent disclosure is required by law. Nothing in this CIA shall be construed to prohibit the OIG from providing information to any other department or agency of the United States Government, or its representatives or agents or to any State, provided that any such entity receiving such information shall be advised by the OIG of the confidentiality provisions of this CIA. The OIG recognizes that certain information submitted to it under this CIA may constitute trade secrets or confidential commercial or financial information within the meaning of section 552(b) of the Freedom of Information Act ("FOIA"), 5 U.S.C. ss. 552(b)(4). Medaphis shall identify all records that it contends fall with this section. To the extent the OIG determines that records submitted fall within the ambit of this exemption, OIG agrees to follow its pre-disclosure notification procedures set out in 45 C.F.R. ss. 5.65 with respect to such records. These procedures include prior notice to the designated person within Medaphis (as provided in section VII) of any potential release of records under the FOIA and an opportunity to provide information as to why the information is exempt under 5 U.S.C. ss. 552(b)(4). Medaphis will also be given advance notice to the address set forth herein, if OIG decides that any such information is not exempt under section 552(b)(4). Medaphis shall designate documents as subject to such an exemption only if such is the case.

X.       BREACH AND DEFAULT PROVISIONS

         Medaphis' compliance with the terms and conditions in this CIA shall constitute an element of Medaphis' present responsibility with regard to participation in Federal health care programs. Full and timely compliance by Medaphis shall be expected throughout the duration of the compliance period required by this CIA with respect to all of the obligations herein agreed to by Medaphis. All modifications to this CIA (including changes to dates on which an obligation is due to be met) shall be requested in writing and agreed to by the OIG in writing prior to the date on which the modification is expected to take effect.

A.       STIPULATED PENALTIES FOR FAILURE TO COMPLY WITH CERTAIN
         OBLIGATIONS

         As a contractual remedy, Medaphis and OIG hereby agree that failure to comply with certain obligations set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

         (1) A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medaphis fails to have in place any of the following during the entire period beginning one hundred and twenty (120) days after the execution of this CIA and concluding at the end of the corporate integrity period required by this CIA:

                  a.     a Compliance Officer;
                  b.     a Compliance Committee;
                  c.     written Policies and Procedures;
                  d.     an education and training program;
                  e.     a Confidential Disclosure Program;

         (2) A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medaphis fails meet any of the deadlines to provide the Implementation Report or the Annual Reports.

         (3) A Stipulated Penalty of $1,500 (which shall begin to accrue on the date the failure to comply began) for each day Medaphis employs or contracts with an individual after that individual has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program. This stipulated penalty shall not be demanded if Medaphis can demonstrate that it did not discover the individual's exclusion or other ineligibility after making a reasonable inquiry (as described in section III(F)) as to the current or potential status of the employee or consultant engaged, and Medaphis terminated the employment of such individual immediately upon notice of ineligibility.

         (4) A stipulated penalty of $1,500 (which shall begin to accrue on the date the Medaphis fails to grant reasonable access) for each day Medaphis fails to grant reasonable access to the information or documentation necessary to exercise OIG's inspection, audit and review rights set forth in section V of this CIA.

         (5) A Stipulated Penalty of $1,000 (which shall begin to accrue ten (10) days after the date of an OIG notice to Medaphis of a failure to comply) for each day Medaphis fails to comply with any obligation of this CIA other than those specifically mentioned in paragraphs (1) through (4) of this section X(A).

         B.     PAYMENT OF STIPULATED PENALTIES

         (1) Demand Letter. Upon finding that Medaphis has failed to comply with any of the obligations described in section X(A) and determining that Stipulated Penalties are appropriate, the OIG shall notify Medaphis by certified mail of: (a) its failure to comply; and (b) the OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter"). Within fifteen (15) days of the date of the Demand Letter, Medaphis shall either: (a) cure the breach to the OIG's satisfaction and pay the applicable stipulated penalties; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute the OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in section X(D). Failure to respond to the Demand Letter shall be considered a material breach of this Agreement and shall be grounds for exclusion under section X(C).

         (2) Timely Written Requests for Extensions. Medaphis may submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this section, if the OIG grants the timely written request with respect to an act, notification, or report, then Stipulated Penalties shall not begin to accrue for the activity subject to the request, unless and until Medaphis fails to meet the deadline granted by the extension. Notwithstanding any other provision in this section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until two (2) business days after Medaphis receives OIG's written denial of such a request. A "timely written request" is defined as a request in writing received by OIG at least five (5) business days prior to the date by which any act is due to be performed or notification or report is due to be filed.

         (3) Form of Payment. Payment of the stipulated penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to the OIG at the address set forth in section VII.

         (4) Independence from Material Breach Determination. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG's determination that Medaphis has materially breached this CIA, which decision shall be made at the OIG's discretion and governed by the provisions in section X(C), below.

         C.      EXCLUSION FOR MATERIAL BREACH OF THIS CIA

         (1) Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Medaphis constitutes an independent basis for Medaphis' exclusion from participation in Medicare, Medicaid, and all other Federal health care programs. Upon a determination by the OIG that Medaphis has materially breached this CIA and that exclusion should be imposed, the OIG shall notify Medaphis by certified mail of (a) its material breach; and
(b) the OIG's intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the "Notice of Material
Breach and Intent to Exclude Letter").

         (2) Opportunity to Cure. Medaphis shall have thirty-five (35) days from the date of the letter to demonstrate to the OIG's satisfaction that:

                 a.     Medaphis is in full compliance with this CIA;

                 b.     the alleged material breach has been cured; or

                 c. the alleged material breach cannot be cured within the thirty-five (35) day period, but that (i) Medaphis has begun to take action to cure the material breach,
                        (ii) Medaphis is pursuing such action with due diligence, and (iii) Medaphis has provided to the OIG a reasonable timetable for curing the material breach.

         (3) Exclusion Letter. If at the conclusion of the thirty-five (35) day period, Medaphis fails to satisfy the requirements of section X(C)(2), OIG may exclude Medaphis from participation in the Medicare, Medicaid, and all other Federal health care programs. OIG will notify Medaphis in writing of its determination to exclude Medaphis (this letter shall be referred to hereinafter as the "Exclusion Letter"). Subject to the Dispute Resolution provisions in section X(D), below, the exclusion shall go into effect thirty (30) days after the date of the Exclusion Letter. The exclusion shall have national effect and will also apply to all other federal procurement and non-procurement programs. If Medaphis is excluded under the provisions of this CIA, Medaphis may seek reinstatement pursuant to the provisions at 42 C.F.R. ss. 1001.3001-3004.

         (4) Material Breach. A material breach of this CIA means: (a) a failure by Medaphis to meet an obligation under this CIA where the failure has a significant financial impact on the integrity of Medicare, Medicaid, or any over Federal health care program (for example, a failure to report a material deficiency, take corrective action and pay the appropriate refunds, as provided in section III(D)); (b) repeated or flagrant violations of the obligations under this CIA, including, but not limited to, the obligations addressed in section X(A); or (c) a failure to respond to a Demand letter concerning the payment of Stipulated Penalties in accordance with section X(B) above.

         D.     DISPUTE RESOLUTION

        (1)     Review Rights. Upon the OIG's delivery to Medaphis of its
Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CIA, Medaphis shall be afforded some review rights comparable to the ones that are provided in 42 U.S.C. ss. 1320a-7(f) and 42 C.F.R. ss. 1005 as if they applied to the stipulated penalties or exclusion sought pursuant to this CIA. Specifically, the OIG's determination to demand payment of stipulated penalties or to seek exclusion shall be subject to review by an ALJ and the Departmental Appeals Board ("DAB") in a manner consistent with the provisions in 42 C.F.R. ss. 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. ss. 1005.2(c), the request for a hearing involving stipulated penalties shall be made within ten
(10) days of the date of the Demand Letter and the request for a hearing involving exclusion shall be made within thirty (30) days of the date of the Exclusion Letter.

        (2) Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for stipulated penalties under this CIA shall be: (a) whether Medaphis was in full and timely compliance with the obligations of this CIA for which the OIG demands payment; and (b) the period of noncompliance. Medaphis shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ sustains the OIG and orders Medaphis to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision, notwithstanding that Medaphis may request review of the ALJ decision by the DAB.

         (3) Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a breach of this CIA shall be: (a) whether Medaphis was in material breach of this CIA; and (b) whether such breach was continuing on the date of the Exclusion Letter. For purposes of the exclusion herein agreed to in the event of material breach of this CIA, the ALJ's decision shall trigger the exclusion. Thus, the OIG may proceed with its exclusion of Medaphis if and when the ALJ issues a decision in favor of the OIG. Medaphis' election of its contractual right to appeal to the DAB shall not abrogate the OIG's authority to exclude Medaphis upon the issuance of the ALJ's decision. If the ALJ sustains the OIG and determines that exclusion is authorized, such exclusion shall take effect twenty (20) days after the ALJ issues such a decision notwithstanding that Medaphis may request review of the ALJ decision by the DAB.

         (4) Finality of Decision The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CIA and agree to waive any right they may have to appeal the decision administratively, judicially, or otherwise seek its review by any court or other adjudicative forum.

XI.      EFFECTIVE AND BINDING AGREEMENT

         Consistent with the provisions in the settlement pursuant to which this CIA is entered, and into which this CIA is incorporated, Medaphis and the OIG agree as follows:

         1. This CIA shall be binding on the successors, assigns and transferees of Medaphis Corporation and/or MPSC;

         2. This CIA shall become final and binding on the date the final signature is obtained on the Settlement Agreement;

         3. Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA; and

         4. The undersigned Medaphis signatories represent and warrant that they are authorized to execute this CIA. The undersigned United States signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

                         ON BEHALF MEDAPHIS CORPORATION



/s/ Randolph L.M. Hutto                                             9/2/98
-----------------------------------------------------------      ------------
Randolph L.M. Hutto                                                  DATE
Executive Vice-President and General Counsel
 of Medaphis Corporation
Executive Vice-President of Medaphis Physician Services
 Corporation




/s/ Christopher L. Ideker                                           9/2/98
-----------------------------------------------------------      ------------
Christopher L. Ideker                                                DATE
Chief Compliance Officer
Medaphis Corporation




/s/ Stephen S. Cowen                                                9/2/98
-----------------------------------------------------------      -----------
Stephen S. Cowen                                                     DATE
Attorney for Medaphis Corporation
King & Spalding

                  ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
                 OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES



/s/ Lewis Morris                                                   9/2/98
-----------------------------------------------                 ------------
LEWIS MORRIS                                                        DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services

                                   APPENDIX A

                             AGREED UPON PROCEDURES

A. OBJECTIVE - to define procedures that will be followed by an Independent Review Organization (IRO) that contracts with Medaphis to conduct the agreed upon compliance and billing engagements, as set forth in the CIA at paragraph II(D). The function of these agreed upon procedures is to provide an analysis that will enable the OIG to determine whether Medaphis: 1) is in compliance with the terms of the CIA; and 2) has taken appropriate steps to comply with the applicable requirements of Medicare, Medicaid, and other Federal health care programs.

B. AGREED UPON PROCEDURES. In order to gather evidence to establish whether Medaphis is in compliance with the terms of the CIA, the IRO shall perform the following procedures and provide a report, as required by the CIA, which shall note any deficiencies or variances:

         1. Compliance Officer Responsibilities Review -- To assure that the Medaphis Compliance Officer (CO) is functioning in a manner consistent with the terms of the CIA, the IRO shall:

                a.    Review a Medaphis and MPSC corporate organization chart;

                b.    Review the CO job description;

                c.    Review the reporting obligations of the CO; and

                d.    Obtain and review the Board of Directors meeting minutes.

         2. Review of Compliance Committee Function -- To assure that the Medaphis Compliance Committee is functioning in a manner consistent with the terms of the CIA, the IRO shall:

                a.    Review a current Compliance Committee membership list;

                b. Review Compliance Committee minutes (redacted for attorney-client privileged communications, if any); and

                c. Review any reports, findings, or recommendations issued by the Compliance Committee.

         3. Review of Medaphis Written Policies and Procedures -- To assure that the Medaphis Written Policies and Procedures function in a manner consistent with the terms of the CIA and the Medicare, Medicaid, and other Federal health care programs, the IRO shall:

                a. Review the current Standards of Conduct and any revisions made thereto;

                b. Review current billing compliance policies and procedures, noting any policies that are at variance with applicable laws, regulations, and program guidance. Additionally, the IRO shall note any laws, regulations, or program guidance of which it is aware that the Medaphis billing compliance policies appear to fail to cover or consider;

         c. Note specifically the existence and comment on the relevance and accuracy of policies involving:

                (i)   Diagnosis coding;

                (i)   Procedure coding (including modifiers);

                (iii) Duplicate billing;

                (iv)  Carrier or payor instructions for resubmission of claims;
                      and

                (v) Adequate medical and billing documentation to support proper payment of claims.

         d. Review procedures relating to data processing controls for detection of false or incorrect claims;

         e. Review policies and procedures designed to instruct providers concerning proper coding and use of modifiers and analyze the effectiveness and accuracy of such instructions and note any deficiencies;

         f. Review credit balance monitoring mechanisms and evaluate effectiveness for monitoring compliance with the credit balance policy. Such review shall include, at a minimum:

                (i)   Review of Medaphis' credit balance reports;

                (ii)  Review repayment procedures and timeliness issues; and

                (iii) Review communication procedures with Medaphis clients regarding appropriate repayment of credit balances.

         g. Review retention of records policy to ensure compliance with the CIA; and

         h. Review overpayment verification procedures for material deficiencies and to ensure submission of accurate information to payors and OIG. Also review attendant remedial steps and provide an analysis of whether they are effective.

4. Review of Medaphis Training Program -- To assure that the Medaphis Training Program functions in a manner consistent with the terms of the CIA, the IRO shall:

         a. Obtain and review relevant training database(s), materials, policies, and other compilations regarding Standards of Conduct and CIA training, training for individuals responsible for procedure and diagnosis coding, and individuals responsible for billing;

         b. Review training materials and analyze whether they address the issues as identified in the CIA and the appropriate policies and procedures;

         c. Review mechanism for timely distribution of Standards of Conduct to all employees and note variance in implementation;

         d. Compare training database with employee database regarding Standards of Conduct and CIA training and note and report on variances;

         e. Compare training database with appropriate employee database regarding training for individuals responsible for procedure and diagnosis codes and note and report on variances, including, but not limited to, an analysis of whether employees responsible for making coding decisions have the required certification as specified in the CIA;

         f. Compare training database with appropriate employee database regarding training for individuals responsible for billing and note and report on variances;

         g. Randomly select twenty-five (25) employees from the Standards of Conduct ("SOC") database and confirm each employee's receipt and understanding (ECRU) form, and note variances;

         h. Randomly select twenty-five (25) employees who would be required to attend billing or coding training to confirm attendance at and completion of all applicable training;

         i. Randomly select twenty-five (25) coders from Medaphis' Certified Coder database to interview in person or by telephone, as appropriate, and inquire as to:

                 (i)   Job responsibilities and adequate job training;

                 (ii)  Fulfillment of compliance training requirements;

                 (iii) Supervisor identity and views on his/her commitment to correct coding procedures;

                 (iv) Use of coding aides and materials, their adequacy, clarity, and accuracy; and

                 (v) Knowledge and comfort level in use of Medaphis confidential disclosure program.

         j. Randomly select twenty-five (25) of the MPSC new hires within the preceding one year period from the appropriate employee database and compare with training database. Report on compliance with timeliness of SOC and CIA training. Determine, through interviews, whether such new hires have received the appropriate supervision, as required in the CIA.

5. Review of Compliance Audit Procedures -- To assure that the Medaphis Compliance Audit mechanism functions in a manner consistent with the terms of the CIA, the IRO shall:

         a. Select the six office audits (as required by the CIA) conducted in the last year for review of:

                 (i) Audit plan (including procedure used for of the selection of claims, noting any potential for sample selection bias);

                 (ii)  Completeness and accuracy of workpapers;

                 (iii) Agreement with findings and accuracy of findings as
                       related in OIG report(s); and

                 (iv) Progress on remedial action plan and review of accuracy of attendant language in OIG report(s) concerning such remedial action plans.

         b. Randomly select and review fifteen percent (15%) of the claims at each of the specified offices and fifteen percent (15%) of the claims from the Halley claims processing center that were audited by Medaphis' compliance department to assure that audit protocols are in compliance with the requirements of the CIA. Such review shall include:

                 (i) An independent review of the claims to determine if they are being billed in compliance with the requirements of the Medicare, Medicaid, and Federal health care programs, including, but not limited to, examination of the support documentation and coding conclusions, noting variances, if any;

                 (ii)  Review of workpapers; and

                 (iii) Review of refund activity (if any) arising from findings of Medaphis' compliance audit.

         c. Provide an analysis of the internal audits with respect to those items required by the CIA;

         d. Provide an analysis of the sufficiency, including any recommendations for improvement, of any due diligence reviews conducted during the year which resulted in an acquisition; and

         e. Review the outcomes of the Fraud and Abuse Management System ("FAMS") Tool by randomly choosing twenty-five (25) FAMS outliers and providing an analysis of the completeness of the investigation with respect to those particular outliers, including, but not limited to, any corrective action or resolution of the possible aberrant billing behavior.

6. Review of OIG Reporting Obligations -- To assure that the Medaphis reporting obligations are met in a manner consistent with the terms of the CIA, the IRO shall:

         a. Review Medaphis' reports submitted to OIG and any overpayment reports submitted to government payors and note variances from requirements of CIA; and

         b. Review the calculations of all overpayments and provide an analysis of the accuracy of the calculations.

7. Review of Confidential Disclosure Program -- To assure that the Medaphis Confidential Disclosure Program functions in a manner consistent with the terms of the CIA, the IRO shall:

         a.      Confirm that the hotline number works;

         b. Review Medaphis' steps to make existence of hotline known to all employees and note any deficiencies;



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



         c.      Review the completeness of the log of disclosures;

         d. Review the policies and procedures implemented to address hotline or other confidential disclosures of potential improper conduct; and

         e. Review the remedial steps taken to address identified improper conduct relating to billing and note any deficiencies in such remedial procedures.

8. Review of Disciplinary Policy and Procedures -- To assure that the Medaphis Disciplinary Policy and Procedures function in a manner consistent with the terms of the CIA, the IRO shall:

         a. Review Disciplinary Policies to ensure there is a well-defined, written policy that sets forth the degree of disciplinary action for failure to comply with the Company's standards, policies and applicable statutes and regulations; and

         b. Review written Standards of Conduct to ensure that the policies elaborate on procedures for addressing disciplinary problems and the individuals responsible for taking such disciplinary action.

9. Review of New Employee Policy -- To assure that the Medaphis New Employee Policy functions in a manner consistent with the terms of the CIA, the IRO shall:

         a. Interview the Human Resources ("HR") manager and other supervisory employees as necessary to confirm that all new employees have been screened to ensure that they are not debarred, excluded, or otherwise ineligible for participation in federal health care programs;

         b. Review HR documents and forms for new employees maintained to document that new employees have been properly screened and note any deficiencies in the forms or their retention; and

         c. Review HR screening procedures to ensure that new employees are not debarred, excluded, or otherwise ineligible for participation in federal health care programs and note any deficiencies with such screening procedures.

10. Other Recommendations -- To assure compliance with the CIA and applicable Medicare, Medicaid, and other Federal health care program statutes, regulations and policies, the IRO shall make any other suggestions it deems necessary.



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